News Release

Mattson Technology Contact Ludger Viefhues Mattson Technology, Inc. tel 510-492-6241 fax 510-492-5963 ludger.viefhues@mattson.com

Andrew Moring Joins Mattson Technology as Vice President and Corporate Controller

FREMONT, Calif. - July 17, 2006 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced that Andrew Moring is joining Mattson as vice president (VP) and corporate controller, effective immediately.

Moring will report to Ludger Viefhues, chief financial officer, to support the company's development of industry-leading financial systems and processes to achieve Mattson's aggressive goals for business growth and gross margin improvement. He will further integrate the company's financial software systems and strengthen internal control processes to drive improvement in business planning, profit management and financial reporting.

Moring had been with Applied Materials since 1989 in progressively responsible management positions within the operational and corporate financial departments. His most recent responsibility was VP of Global Internal Audit.

"We welcome Andy to our team," said Ludger Viefhues, chief financial officer. "His exposure to international and cross-functional business efforts in the semiconductor capital equipment industry, as well as his extensive management experience, will add considerable value to the Mattson team. We look forward to his contributions toward our goal of becoming the supplier of choice for strip and rapid thermal processing equipment in semiconductor fabs worldwide."

"I am excited to join the Mattson team at this critical growth juncture in the company's history," said Andrew Moring. "I am confident that we will be able to meet the challenges facing our finance and systems functions while we grow Mattson's business."

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties are described in the company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. The company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.

Mattson Technology, Inc. is the leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The company's strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: 800-MATTSON/510-657-5900. Fax: 510-492-5911. Internet: www.mattson.com.